Exhibit 99.1

Investor Contact:	Elizabeth Saunders	Media Contact:	Joy Sutton
	Clermont Partners		(615) 587-7728
	(312) 690-6008		Mediarequest@contactAAC.com
IR@contactAAC.com

AAC Holdings Names Michael Blackburn to Board of Directors

BRENTWOOD, Tenn., Feb 26, 2018—AAC Holdings, Inc. (NYSE: AAC) has elected Michael J. Blackburn as a member of the Board of Directors, effective February 20, 2018, and appointed him to serve on the Company’s compliance and quality care committee. Mr. Blackburn most recently served as Senior Vice President of Business Development at AAC until his retirement in December 2017.

Mr. Blackburn spent more than 10 years in the drug and alcohol treatment industry, is a retired first responder, member of the National Guard and a pioneer in the treatment industry for first responder programs. During his tenure at AAC, Mr. Blackburn oversaw the inside and outside business development teams and was integral in building the company’s national relationship and referral network. Prior to AAC, Mr. Blackburn served as Partner and Senior Vice President for Treatment Solutions Network which was acquired by AAC in 2012.

“Michael has led a life of dedication to the drug and alcohol abuse industry, the labor assistance profession and his communities, and we are thrilled he will continue serving AAC past his retirement by joining our board of directors,” said Michael Cartwright, Chairman and Chief Executive Officer of AAC Holdings, Inc. “His strategic insight to our organization coupled with his passion to help others will be a significant value add to our company’s continued progression.”

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About American Addiction Centers

American Addiction Centers is a leading provider of inpatient and outpatient substance abuse treatment services. We treat clients who are struggling with drug addiction, alcohol addiction and co-occurring mental/behavioral health issues. We currently operate substance abuse treatment facilities located throughout the United States. These facilities are focused on delivering effective clinical care and treatment solutions. For more information, please find us at AmericanAddictionCenters.org or follow us on Twitter.